WILLIAMS & KILKOWSKI
ATTORNEYS AT LAW
1900 AVENUE OF THE STARS
25TH FLOOR
LOS ANGELES, CALIFORNIA 90067-4506

LEE D. WILLIAMS
JAMES M. KILKOWSKI

AREA CODE (310)
TELEPHONE: 282-8995
FACSIMILE: 282-8930

OUR FILE NO.

741-001

October 13, 2006

Ellen Batzel, Esq.
27 Outrigger Street, No. 2
Marina del Rey, CA 90292

Re: Cyclone Energy, Inc. (the "Company")

Dear Ms. Batzel:

This opinion is furnished to you at the Company's request pursuant to your preparation of a registration statement on Form SB-2 for certain shares of the Company's Common Stock.

We are counsel to the Company. In our capacity as legal counsel to the Company, we have responsibility for the legal affairs relating to the matters covered herein. For purposes of this opinion, we have examined the following:

(1) The Articles of Incorporation of the Company, filed on January 18, 2006 (the "Articles");

(2) Resolutions of the Company's Board of Directors; and

(3) A capitalization table prepared and certified as of October 11, 2006 by Lawrence Weisdorn, President and Chief Executive Officer of the Company and a member of its Board of Directors.

In addition, we have examined the originals, or copies certified to our satisfaction, of such other company records of the Company, certificates of public officials and of officers of the Company, and agreements, instruments and other documents, as we have deemed necessary as a basis for the opinions expressed below. We have assumed that all documents submitted to us as originals are authentic and that all documents submitted to us as faxed copies or photocopies conform to original documents. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon certificates of the Company or its officers or of public officials.

The opinions expressed below are limited to the laws of the State of California and the Federal law of the United States.

Based upon the foregoing, we are of the following opinion:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all normal company power and authority to carry on its business in the State of California.

2. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, 9,440,500 of which are issued and outstanding. All of such issued and outstanding shares are duly authorized and validly issued, and, to our knowledge, fully paid and nonassessable. The Company has reserved 450,000 shares of Common Stock for issuance pursuant to outstanding stock options and warrants to purchase the Company's Common Stock. To our knowledge, except as described above, there are no other presently outstanding preemptive rights, options, warrants, other conversion privileges, or rights to purchase or acquire any of the authorized but unissued stock or other securities of the Company, or any other agreements to issue any such securities or rights.

The opinions set forth above are subject to the following qualifications:

This opinion is limited to the matters stated herein and no opinions are to be inferred or may be implied beyond the matters expressly so stated. This opinion speaks as of the date first written above. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is being furnished only to the addressees and, except as provided in the next sentence, is solely for their benefit. We consent to the use of our opinion, to the incorporation by reference of such opinion as an exhibit to the Form SB-2 and to the reference to our firm under the heading "Legal Matters" in the Prospectus and included in this Form SB-2. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours very truly,

WILLIAMS & KILKOWSKI

Lee D. Williams

LDW/jjm